EXHIBIT 99.1

Sevcon, Inc. 155 Northboro Road Southborough, MA 01772

Sevcon’s Revenues Increase 30% in Second Quarter Fiscal 2012

Growth Reflects Higher Volume Shipments of Gen4 Motor Controllers for
On-Road Electric Vehicle Products

Company Delivers Earnings of $0.14 per Diluted Share

SOUTHBOROUGH, Mass., May 1, 2012 - Sevcon, Inc. (Nasdaq: SEV) reported financial results for the second quarter of fiscal 2012 ended March 31, 2012.

Second Quarter Fiscal 2012 Results Summary

•
Revenues increased 30% to $10.1 million, from $7.8 million in the second quarter of fiscal 2011, reflecting increased shipment volumes of the Company’s Gen4 controller. Foreign currency exchange rates were similar to last year and had little effect on reported sales.

•
Operating income for the second quarter of fiscal 2012 was $695,000 which included $110,000 in U.K. government grant income. This compares with $658,000 in the same quarter last year when the Company received $383,000 in U.K. government grant income and also recorded a gain of $451,000 from the proceeds of the sale of a surplus property in the U.K. Excluding these items, operating income this year was $761,000 higher than last year.

•	Net income was $470,000, or $0.14 per diluted share, in the second quarter of fiscal 2012, compared with $505,000, or $0.15 per diluted share, a year earlier.

Six-Month Fiscal 2012 Results Summary

•
Revenues increased 27% to $18.6 million, from $14.7 million in the first six months of fiscal 2011, reflecting increased shipment volumes of the Company’s Gen4 controller. Foreign currency exchange rates were similar to last year and had little effect on reported sales.

•
Operating income for the first six months of fiscal 2012 was $947,000 which included $110,000 in U.K. government grant income. This compares with $691,000 in the same period last year when the Company received $383,000 in U.K. government grant income and also recorded a gain of $451,000 from the proceeds of the sale of a surplus property in the U.K. Excluding these items, operating income this year was $980,000 higher than last year.

•	Net income was $754,000, or $0.22 per diluted share, in the first six months of fiscal 2012, compared with $510,000, or $0.15 per diluted share, for the first six months of fiscal 2011.

Management Comments

“Sevcon continued to perform well in the second quarter, driven by ongoing growth in volume shipments to new customers in the on-road electric vehicle sector and continued product demand for off-road, industrial electric vehicle applications,” said President and CEO Matt Boyle. “This was another quarter of strong sales growth in Europe and the Asia Pacific Region, and sales to customers in North America were up as well.”

“We recorded an important new automotive business win during the second quarter, as Sevcon was selected to supply Gen4 controls for Renault's newly introduced Twizy two-seater, electric city car, which is currently shipping to customers in Europe,” Boyle said. “We also made progress in expanding our portfolio of contract manufacturing relationships, announcing an initial cooperation agreement with Flextronics Automotive to provide hybrid and electric vehicle drivetrain systems to automotive OEM customers in Germany and other central European countries. In addition, the companies will be jointly pursuing product marketing and sales outreach to automotive OEM customers, with Sevcon designated as Tier 1 supplier and Flextronics as manufacturer for all combined product sales.”

“Our second-quarter results demonstrate that we are executing successfully on our strategy to supplement sales to our customers in the industrial vehicle segment by capitalizing on opportunities in the on-road electric vehicle sector,” said Boyle. “We are working with global OEM and Tier 1 customers to incorporate Gen4 controllers and a number of other products into their on-road and off-road applications.”

Second Quarter Fiscal 2012 Conference Call Details

Sevcon has scheduled a conference call to review its results for the second quarter of fiscal 2012 tomorrow, May 2, 2012 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the company’s website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

Second Quarter Fiscal 2012 Financial Highlights

(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	March 31 2012	April 2 2011	March 31 2012	April 2 2011

Net sales	$10,101	$7,787	$18,616	$14,670

Operating income	695	658	947	691

Income before income taxes	628	585	1,001	591

Net income	$470	$505	$754	$510

Basic income per share	$0.14	$0.15	$0.23	$0.15

Diluted income per share	$0.14	$0.15	$0.22	$0.15

Average shares outstanding	3,336	3,307	3,313	3,296

Summarized Balance Sheet Data

	(in thousands of dollars)
	March 31 2012 (Unaudited)	September 30 2011 (Derived from audited statements)
Cash and cash equivalents	$1,284	$1,797
Receivables	7,935	5,952
Inventories	7,653	7,478
Prepaid expenses and other current assets	1,321	1,281
Total current assets	18,193	16,508
Long-term assets	6,454	6,439
Total assets	$24,647	$22,947

Current liabilities	$6,558	$6,010
Liability for pension benefits	7,760	7,634
Other long-term liabilities	1,795	1,813
Stockholders’ equity	$8,534	7,490
Total liabilities and stockholders’ equity	$24,647	$22,947

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon’s prospects for fiscal 2012 are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers’ products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; and we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted.  Please see the company’s most recent forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon’s risk factors.

Contact:
David Calusdian	Matt Boyle
Sharon Merrill Associates	President and CEO
1 (617) 542 5300	1 (508) 281 5503
dcalusdian@InvestorRelations.com	matt.boyle@Sevcon.com